Exhibit 10.1

Exhibit – Item 9.01

MEMORANDUM OF UNDESTANDING

1.	Parties

(a)	Northern Minerals & Exploration Ltd., a company incorporated under the state laws of Nevada, USA having its corporate offices at 1889 FM 2088, Quitman, Texas 75783 (“NMEX”);

(b)	Pemer Bacalar SAPI DE CV, a company incorporated under the state laws of, Quintana Roo, Mexico having its corporate offices at Calle 5 # 140 entre 12 y 14, Colonia Montecristo CP. 97133, Merida Yucatan Mexico(“Bacalar”).

2.	Background

(a)	On September 22, 2017, NMEX entered into a Letter of Intent (“LOI”) with Starcom SA DE CV (“Starcom”) to work together toward acquiring 100% of the ownership of approximately 33.5 hectares (82.74 acres) on the Caribbean Coast in the state of Quintana Roo (“Property”).

(b)	Starcom is a principal owner of Bacalar.

(c)	The Letter of Intent provided 90 days for the Parties to continue their discussions with an aim of entering a Memorandum of Understanding (“MOU”) for the acquisition and development of the Property.

(d)	Bacalar and NMEX wish to enter into this MOU for the purpose of advancing discussions and continuing due diligences in an effort of moving toward a definitive agreement on the Property.

3.	Conditions

NMEX and Bacalar agree to enter into a definitive agreement for the acquisition and development of the Property subject to the following conditions:

(a)	The satisfactory conclusion by NMEX of due diligence in respect to the Property.

a.	Confirmation of valid title/ownership

b.	Valuation of the Property by a qualified third party

c.	Each Party will be responsible for their own due diligence expenses

(b)	The obtaining of all necessary approvals from the shareholders of Bacalar to enter into an agreement with NMEX.

(c)	Negotiation of an acceptable agreement by both Parties.

(d)	The obtaining of all necessary permits shall be the responsibility of Bacalar

(e)	NMEX agrees to become current in its financial reporting with the SEC.

(f)	The obtaining of all necessary funds shall be the responsibility of NMEX

4.	Warranties and Representations

Bacalar & NMEX give certain warranties and representatives, including the following:

(a)	That it has delivered to NMEX all relevant data and information in its possession or under its control relating to the Property is complete and accurate.

(b)	That Bacalar is not in breach of any agreement relating to the Property nor is it involved in any disputes in relation to the Property.

(c)	That any information provided will be on a confidential basis.

5.	Exclusivity

Bacalar hereby undertakes that until the expiry of the period from the date of this MOU to February 15, 2018 or until negotiations between Bacalar and NMEX relating to the Property terminate by mutual consent hereby agree:

(a)	Bacalar will not solicitor make offers any other buyers for the Property.

(b)	Bacalar will notify NMEX of any offer or proposal.it receives for the Property.

6.	Governing Law

This Memorandum of Understanding shall be governed by the Laws of the State of Texas, USA.

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7.	Procedure

Following the signing of this MOU the Parties shall proceed as follows:

(a)	Bacalar shall make available to NMEX all information as it shall have in its possession in relation to the Property so that NMEX may complete its due diligence in respect to the Property.

(b)	Bacalar and NMEX shall begin preparing terms, conditions, obligations, commitments etc. in an effort to come to the preparation of a mutually acceptable definitive agreement.

8.	Status

This Memorandum of Understanding represents the good faith intentions of the Parties to proceed with negotiations for entering into a definitive agreement but is not legally binding or creates no legal obligations on either Party. Its sole purpose is to set out the principles on which the Parties intend in good faith to negotiate a legally definitive agreement.

Dated this 16th Day of November 2017

Northern Minerals & Exploration Ltd.	Pemer Bacalar SAPI DE CV

/s/ Ivan Webb	/s/ Enrique Perec Contreras
Ivan Webb	Enrique Perez Contreras
Vice President	President

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